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                                                                   EXHIBIT 3.4
                                  Exhibits

Exhibit 3.4 - Certificate of Correction to the Certificate of Amendment of
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Registrant, filed with the Delaware Secretary of State on September 13, 2000
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                          CERTIFICATE OF CORRECTION
                                   TO THE
                         CERTIFICATE OF AMENDMENT OF
                              IXYS CORPORATION

     IXYS Corporation, a Delaware corporation (the "Corporation"), formerly Paradigm Technology, Inc, certifies pursuant to Section 103(f) of the General Corporation Law of the State of Delaware that:

     1. The name of the corporation filing this certificate is IXYS Corporation and it is a Delaware corporation.

     2. The instrument being corrected is entitled "CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF PARADIGM TECHNOLOGY, INC." and said instrument was filed in the office of the Secretary of State of the State of Delaware on September 23, 1998.

     3. An amendment of Section (A) of Article IV of the Corporation's Certificate of Incorporation was inadvertently omitted from said CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF PARADIGM TECHNOLOGY, INC.

     4.  As corrected, the resolution relating to, and the amendment of,
Section (A) and Section (B) of Article IV of the Corporation's Certificate of Incorporation, as set forth in said CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF PARADIGM TECHNOLOGY, INC., should read in its entirety as follows:
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          "RESOLVED, that Sections (A) and (B) of Article IV of the Amended and
     Restated Certificate of Incorporation of the Corporation be amended and restated to read in their entirety as follows:

          (A) This Corporation is authorized to issue 45,000,000 shares of its Capital Stock, which shall be divided into two classes known as "Common Stock" and "Preferred Stock," respectively.

          (B) The total number of shares of Common Stock which this Corporation is authorized to issue is 40,000,000. The total number of shares of Preferred Stock which this Corporation is authorized to issue is 5,000,000. All of the shares of Common Stock and Preferred Stock shall have a par value of $.01 per share. Each fifteen (15) shares of Common Stock of the Corporation issued as of the date and time immediately preceding September 23, 1998, the effective date of the reverse stock split (the "Split Effective Date") shall be automatically changed and reclassified, as of the Split Effective Date and, without further action, into one (1) fully paid and nonassessable share of Common Stock of the Corporation; provided, however, that any fractional interest resulting from such change and reclassification shall be rounded upward to the nearest whole share."
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     In Witness Whereof, IXYS Corporation has caused this Certificate of
Correction to be signed by its President and attested to by its Secretary this 13th day of September, 2000.

                              IXYS Corporation

                              By:  /s/  Nathan Zommer
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                                       Nathan Zommer, President

Attest:

     /s/  Arnold P. Agbayani
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          Arnold P. Agbayani, Secretary